Exhibit 10.14(i)

CLEARWATER PAPER CORPORATION

ANNUAL INCENTIVE PLAN

Effective January 1, 2009

Amended and Restated Effective January 1, 2010

CLEARWATER PAPER CORPORATION

ANNUAL INCENTIVE PLAN

Effective January 1, 2009

Amended and Restated Effective January 1, 2010

1.	ESTABLISHMENT AND PURPOSE

(a) The Clearwater Paper Corporation Annual Incentive Plan (the “Plan”) was adopted by the Board of Directors of Clearwater Paper Corporation and approved by its sole stockholder on December 1, 2008, to become effective January 1, 2009, to provide rewards to those employees of Clearwater Paper Corporation and its subsidiaries who are in a position to contribute to the achievement by Clearwater Paper Corporation and its subsidiaries of certain business performance objectives. The Plan was amended effective as of January 1, 2010 to establish separate bonus pools for corporate, division and individual performance and to make other clarifying changes.

(b) Pursuant to the Employee Matters Agreement by and between Potlatch Corporation and Clearwater Paper Corporation (the “EMA”), the liability for paying 2008 annual bonuses to “Clearwater Employees” (as defined in the EMA) under the Potlatch Corporation Management Performance Award Plan II (the “MPAP II”) was transferred to this Plan because the “Distribution” (as defined in the EMA) occurred prior to the date for payment of such bonuses under the MPAP II. The amounts and recipients of such bonuses were determined in accordance with the terms of the MPAP II, but the payment of such bonuses was made in accordance with the terms and conditions of this Plan.

(c) The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and, in the case of covered employees, the exception for “qualified performance-based compensation” under Section 162(m) of the Code.

2.	DEFINITIONS

(a) “Award” means an award under the Plan.

(b) “Award Year” means a Year with respect to which Awards are made.

(c) “Board of Directors” means the Board of Directors of Clearwater Paper Corporation.

(d) “CEO” means the Chief Executive Officer of Clearwater Paper Corporation.

(e) “Change of Control” means the effective date of any one of the following events:

(i) Upon consummation of a merger or consolidation involving Clearwater Paper (a “Business Combination”), in each case, unless, following such Business Combination,

(A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of Clearwater Paper (the “Outstanding Common Stock”) and the then outstanding voting securities of Clearwater Paper entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns Clearwater Paper either directly or through one or more subsidiaries),

(B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act)) (a “Person”) (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust)

sponsored or maintained by Clearwater Paper or any of its Subsidiaries or such other corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock or common equity of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination, and

(C) at least a majority of the members of the board of directors or similar governing body of the corporation or other entity resulting from such Business Combination were members of the Board of Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(ii) On the date that individuals who, as of 11:59 p.m. (Pacific) on the date of the Distribution, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a member of the Board of Directors on or subsequent to the day immediately following the date of the Distribution whose election, or nomination for election by Clearwater Paper’s stockholders, was approved by a vote of at least a majority of the members of the Board of Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose appointment to the Board of Directors occurs as a result of an actual or threatened election contest with respect to the election or removal of a member or members of the Board of Directors, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of, any Person other than the Incumbent Board; or

(iii) Upon the acquisition on or after the date of the Distribution by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either

(A) the then Outstanding Common Stock, or

(B) the combined voting power of the Outstanding Voting Securities;

provided, however, that the following acquisitions shall not be deemed to be covered by this paragraph (iii):

(I) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Corporation,

(II) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, or

(III) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 2(e)(i); or

(iv) Upon the consummation of the sale, lease or exchange of all or substantially all of the assets of Clearwater Paper; or

(v) Upon the approval by the stockholders of Clearwater Paper of a complete liquidation or dissolution of Clearwater Paper.

(f) “Clearwater Paper” means Clearwater Paper Corporation, a Delaware corporation.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the committee which shall administer the Plan in accordance with Section 3.

(i) “Corporate Organization” means the Organization Unit consisting of Employees whose primary duties involve the Corporation’s activities as a whole and not the activities of a particular Division.

(j) “Corporation” means Clearwater Paper Corporation and its Subsidiaries.

(k) “Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code and the regulations thereunder.

(l) “Distribution” means the distribution by Potlatch Corporation to its stockholders of all of the outstanding shares of the common stock of Clearwater Paper then owned by Potlatch Corporation, pursuant to the Separation and Distribution Agreement between Potlatch Corporation and Clearwater Paper.

(m) “Division” means any operating division of the Corporation designated in rules and regulations adopted by the Committee.

(n) “Employee” means a full-time salaried employee (including any Executive Officer) of the Corporation.

(o) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(p) “Executive Officer” means any Employee of the Corporation designated as an “executive officer” by the Board of Directors with respect to the applicable Award Year.

(q) “Guidelines” means the Clearwater Paper Corporation Stock Ownership Guidelines.

(r) “Management Deferred Compensation Plan” means the Clearwater Paper Corporation Management Deferred Compensation Plan, and any successor plan.

(s) “Organization Unit” means a major organizational component or profit center of the Corporation as determined in accordance with rules and regulations adopted by the Committee, the Employees of which are eligible to participate in the Plan. Organization Units shall include each Division and the Corporate Organization.

(t) “Participant” means any Executive Officer and any other Employee actively employed by the Corporation during an Award Year in an Organization Unit in a position designated as a participating position in accordance with rules and regulations adopted by the Committee.

(u) “Plan” means the Clearwater Paper Corporation Annual Incentive Plan, adopted effective January 1, 2009 and amended and restated effective as of January 1, 2010.

(v) “Separation from Service” means termination of a Participant’s service as an employee consistent with Section 409A of the Code and the regulations promulgated thereunder. For purposes of the Plan, “Separation from Service” generally means termination of a Participant’s employment as a common-law employee of Clearwater Paper and each Affiliate (as defined herein) of Clearwater Paper. A Separation from Service will not be deemed to have occurred if a Participant continues to provide services to Clearwater Paper or an Affiliate in a capacity other than as an employee and if the former employee is providing a level of bona fide services that is fifty percent (50%) or more of the average level of services rendered, during the immediately preceding thirty-six (36) months of employment with Clearwater Paper or an Affiliate; provided, however, that a Separation from Service will be deemed to have occurred if it is reasonably anticipated that a Participant’s service with Clearwater Paper and its Affiliates will terminate after a certain date or the level of bona fide services that the Participant will perform after such date (whether as an employee or another capacity) will permanently reduce to a rate that is less than twenty percent (20%) of the bona fide level of services rendered, on average, during the immediately preceding thirty-six (36) months (or if employed by

Clearwater Paper and its Affiliates less than thirty-six (36) months, such lesser period). However, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with the service recipient is provided either by statute or by contract. If the period of leave exceeds six months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. For purposes of determining when a Separation from Service occurs “Affiliate” means any other entity which would be treated as a single employer with Clearwater Paper under Section 414(b) or (c) of the Code, provided that in applying such Sections and in accordance with the rules of Treasury Regulations Section 1.409A-1(h)(3), the language “at least 50 percent” shall be used instead of “at least 80 percent.”

(w) “Subsidiary” means any corporation fifty percent (50%) or more of the voting stock of which is owned by Clearwater Paper or by one or more of such corporations.

(x) “Year” means the calendar year.

3.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Compensation Committee of the Board of Directors, or such other committee as may be designated and appointed by the Board of Directors which shall consist of at least three (3) members of the Board of Directors. Notwithstanding the foregoing, with respect to Participants who are Executive Officers or who are otherwise Covered Employees, except in the case of a Change of Control as explained below, the Committee shall consist solely of “outside directors” within the meaning of Section 162(m). No member of the Committee shall be eligible to participate and receive Awards under the Plan while serving as a member of the Committee.

In addition to the powers and duties otherwise set forth in the Plan, the Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan, to adopt and periodically review such rules and regulations consistent with the terms of the Plan as the Committee deems necessary or advisable in order to properly carry out the provisions of the Plan, to receive and review an annual report to be submitted by the CEO which shall describe and evaluate the operation of the Plan, and to take any and all necessary action in connection therewith. The Committee’s interpretation and construction of the Plan and its determination of the amount of any Award thereunder shall be conclusive and binding on all persons. In making such determinations, the Committee shall be entitled to rely on information and reports provided by the CEO.

Within thirty (30) days after a Change of Control, the Committee shall appoint an independent committee consisting of at least three (3) current (as of the effective date of the Change of Control) or former Corporation officers and directors, which shall thereafter administer all claims for benefits under the Plan. Upon such appointment the Committee shall cease to have any responsibility for claims administration under the Plan.

4.	ELIGIBILITY AND PARTICIPATION

The CEO shall designate the Organization Units and the individuals who will participate in the Plan for an Award Year, in accordance with the Committee’s rules and regulations.

5.	AWARDS

Awards shall be determined in accordance with Sections 6, 7 and 8 following the close of the Award Year and, unless deferred in accordance with the Management Deferred Compensation Plan, shall be paid no later than March 15 following the close of the Award Year.

6.	DETERMINING THE TARGET BONUS POOLS AND PERFORMANCE TARGETS

Prior to or during the first 90 days of each Award Year, the Committee shall approve, in accordance with this Section 6 and the Committee’s rules and regulations,

¡	the methodology for determining each Participant’s target bonus for the Award Year;
¡

the methodology for determining separate target bonus pools for corporate performance (based on performance of the Corporation as a whole), for each Division’s performance, and for individual performance;

¡	the extent to which Participants in each Organization Unit shall participate in each target bonus pool; and
¡	the performance criteria and specific performance targets that will be used to determine the percentage of each target bonus pool that will be funded.

(a) Individual Target Bonuses. A Participant’s target bonus for an Award Year shall be an amount equal to a percentage of the Participant’s base salary, based on the position to which the Participant is assigned, as determined in accordance with rules and regulations adopted by the Committee. If a Participant does not qualify as a Participant for the entire period of the applicable Award Year, the Target Bonus will be prorated to reflect the number of half calendar months that the Employee was a Participant.

(b) Target Bonus Pools.

(i) The target “Corporate Performance” bonus pool for an Award Year shall consist of (A) the sum of the individual target bonuses for Participants assigned to the Corporate Organization multiplied by a percentage approved by the Committee, plus (B) the sum of the individual target bonuses for all other Participants multiplied by a percentage approved by the Committee.

(ii) A separate target “Division Performance” bonus pool shall be determined for each Division, consisting of the sum of the individual target bonuses for the Participants assigned to that Division multiplied by a percentage approved by the Committee.

(iii) The target “Individual Performance” bonus pool shall equal the sum of the individual target bonuses for all Participants multiplied by a percentage approved by the Committee.

(iv) The sum of the target bonus pools determined for an Award Year shall equal 100% of the individual target bonuses determined under Section 6(a) for all of the Participants for that Award Year.

(c) Participation in Bonus Pools.    Participants in each of the Organization Units shall participate in each of the bonus pools to the extent approved by the Committee and provided in the Committee’s rules and regulations.

(i) Participants in the Corporate Organization shall participate only in the Corporate Performance and Individual Performance bonus pools, while Participants assigned to a Division shall participate in their Division’s performance pool, as well as in the Corporate Performance and Individual Performance pools. A Participant who is assigned to or responsible for more than one Division during an Award Year may be permitted to participate in each such Division’s performance pool, in the manner and to the extent approved by the Committee.

(ii) A Participant’s participation in the Individual Performance pool shall not exceed a specified percentage of his or her target bonus for the Award Year. The extent to which the Participant may actually earn that percentage or a lesser percentage of the Individual Performance pool shall depend on his or her attainment of pre-established individual performance targets for the Award Year approved by the Participant’s supervisor, or by the Committee with respect to the CEO.

(d) Funding Percentages.    The extent to which each target bonus pool is to be funded shall be determined based on the Corporation’s and each Division’s performance for the Award Year, measured using one or more of the performance criteria permitted under Section 6(e).

(i) For the Corporate Performance pool and each Division Performance pool, the Committee shall specify levels of performance using one or more of the performance criteria permitted under Section 6(e) which shall determine the percentage of the target bonus pool to be funded. Such levels shall include (but need not be limited to) a “threshold” level of performance below which none of the bonus pool shall be funded, a “target” level of performance at which 100% of the target bonus pool shall be funded, and if the Committee provides that more than 100% of a target bonus pool may be funded for an Award Year, the level or levels of performance necessary to achieve such funding and the maximum percentage of the target bonus pool that may be funded. In no event shall more than 200% of any target bonus pool be funded.

(ii) The Individual Performance pool shall be funded at 100% of the target Individual Performance pool, provided that the Corporation achieves at least the threshold level of Corporate Performance approved by the Committee for the Award Year. If the Corporation fails to achieve the threshold level of Corporate Performance for the Award Year, none of the Individual Performance pool shall be funded.

(e) Qualifying Performance Criteria.    For the purpose of measuring performance for an Award Year, the Committee shall provide in its rules and regulations for the use of one or more of the following performance criteria for an Award Year, either individually, alternatively or in any combination, applied either to the Corporation as a whole or to Clearwater Paper, an Organization Unit or Subsidiary, either individually, alternatively or in any combination, and measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Committee: (i) cash flow (including operating cash flow), (ii) earnings per share, (iii) (A) earnings before interest, (B) earnings before interest and taxes, (C) earnings before interest, taxes and depreciation, (D) earnings before interest, taxes, depreciation and amortization, or (E) earnings before any combination of such expenses or deductions, (iv) return on equity, (v) total stockholder return, (vi) share price performance, (vii) return on capital, (viii) return on assets or net assets, (ix) revenue, (x) income or net income, (xi) operating income or net operating income, (xii) operating profit or net operating profit, (xiii) operating margin or profit margin (including as a percentage of revenue), (xiv) return on operating revenue, (xv) return on invested capital, (xvi) market segment shares or (xvii) economic profit (“Qualifying Performance Criteria”). After the end of the Award Year the Committee shall determine and certify the extent to which the Qualifying Performance Criteria have been met. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occur during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, nonrecurring items to be disclosed in the Corporation’s financial statements (including footnotes) for the applicable year and/or in management’s discussion and analysis of the financial condition and results of operations appearing in the Corporation’s annual report to stockholders for the applicable year.

7.	CERTIFICATION OF PERFORMANCE AND FUNDING OF BONUS POOLS

After the end of the Award Year and prior to the payment of any Award to any Participant for the Award Year, the Committee shall certify in writing (a) the actual level of performance achieved by the Corporation and each Division with respect to the Qualifying Performance Criteria selected in accordance with Section 6, and (b) based on those actual levels of performance and the funding percentages previously approved by the Committee in accordance with Section 6, the percentage of each target bonus pool that shall be funded.

8.	PAYMENT OF FUNDED BONUS POOLS TO PARTICIPANTS

The funded bonus pools shall be paid to Participants based on the Committee’s rules and regulations, previously approved pursuant to Section 6(c), for determining the extent to which Participants in each Organization Unit participate in the different bonus pools.

(a) A Participant’s individual performance shall be measured against the pre-established targets for the Participant’s individual performance set pursuant to Section 6(c)(ii). The Executive Officer with responsibility for the Participant’s Organization Unit shall approve the final determination of the Participant’s share of the funded Individual Performance pool, provided that the Participant’s share of such funded pool shall not exceed the pre-established percentage of his or her target bonus for the Award Year determined pursuant to Section 6(c)(ii).

(b) Notwithstanding the foregoing, each Participant who is an Executive Officer or who is otherwise a Covered Employee shall be deemed to have earned a share of the funded Individual Performance pool equal to the pre-established percentage of his or her target bonus for the Award Year determined pursuant to Section 6(c)(ii). The Committee in its discretion may reduce (and may not increase) that percentage in determining the final payment to any such Participant from the funded Individual Performance pool.

(c) Each Participant’s Award, consisting of his or her eligible share of each of the funded bonus pools, shall be subject to review by and approval of the CEO (or by the Committee in the case of the CEO’s Award). Notwithstanding the foregoing, the final determination to adjust an Award payable to any Executive Officer or any other Covered Employee shall be made solely by the Committee. The Award of any Executive Officer or any other Covered Employee shall not be increased based on the Committee’s (or the CEO’s or another individual’s) exercise of discretion to reduce the Awards payable to other Participants.

(d) In no event shall the Award granted to the CEO exceed $2.5 million, or the Award granted to any other Participant exceed $1.5 million.

9.	FORM AND TIME OF PAYMENT OF AWARDS

(a) All non-deferred Awards under the Plan shall be paid in cash to all Participants other than those subject to the Guidelines. For a Participant subject to the Guidelines, the Award shall be paid in a combination of fifty percent (50%) cash and fifty percent (50%) common stock of Clearwater Paper if the Participant has not incrementally reached the required ownership level at the end of each of his or her first five (5) years under the Guidelines or has not maintained one hundred percent (100%) of the applicable guideline amount in subsequent years. The number of shares of common stock shall be determined by dividing the dollar value of the portion of the Award allocated as stock by the closing price of Clearwater Paper’s common stock on the date of the Committee meeting at which the Award payments are approved. Award amounts shall be prorated for the portion of the Award Year the Employee was an eligible Participant in accordance with rules and regulations adopted by the Committee. A Participant whose employment is terminated before the end of an Award Year for any reason other than death, disability (within the meaning of Section 409A(a)(2)(C) of the Code) or early, normal or deferred retirement under the Clearwater Paper Salaried Retirement Plan shall not be entitled to receive an Award. Notwithstanding any other provision of this Plan, in no event may the achievement of performance goals for any Participant who is an Executive Officer or who is otherwise a Covered Employee be waived except in the event of such Participant’s death or disability (within the meaning of Section 409A(a)(2)(C) of the Code) or pursuant to Section 14 below.

(b) Notwithstanding the foregoing, a Participant may be permitted to elect to defer receipt of payment of all or a portion of an Award subject to, and in accordance with, the terms of the Management Deferred Compensation Plan.

(c) Notwithstanding any other provision of the Plan, the Board of Directors or the Committee may, in its sole discretion, determine limits on the amount and alter the time and form of payment of Awards with respect to an Award Year.

10.	NO ASSIGNMENT OF INTEREST

The interest of any person in the Plan or in payments to be received pursuant to it shall not be subject to option or assignable either by voluntary or involuntary assignment or by operation of law, and any act in violation of this section shall be void.

11.	EMPLOYMENT RIGHTS

The selection of an Employee as a Participant shall not confer any right on such Employee to receive an Award under the Plan or to continue in the employ of the Corporation or limit in any way the right of the Corporation to terminate such Participant’s employment at any time.

12.	AMENDMENT OR TERMINATION OF THE PLAN

The Board of Directors or the Committee may amend, suspend or terminate the Plan at any time; provided, however, that any amendment adopted or effective on or after July 1 in any Award Year which would adversely affect the calculation of a Participant’s Award or the Participant’s eligibility for an Award for such Award Year shall be applied prospectively from the date the amendment was adopted or effective, whichever is later; provided, further that if the Plan is terminated effective on or after July 1 in any Award Year such termination shall not adversely affect any Participant’s eligibility for a pro rata share of an Award for the period of such Award Year before the date the termination was adopted or effective, whichever is later, subject to all other applicable terms and conditions of the Plan. The foregoing notwithstanding, no amendment adopted nor termination of the Plan following the occurrence of a Change of Control shall be effective if it (a) would reduce a Participant’s target bonus for the Award Year in which the Change of Control occurs, (b) would reduce an Award earned and payable to a Participant in respect of the Award Year that ended immediately before the Award Year in which the Change of Control occurs, or (c) modify the provisions of this sentence.

Notwithstanding the foregoing, the Vice President, Human Resources of Clearwater Paper shall have the power and authority to amend the Plan with respect to any amendment that (i) does not materially increase the cost of the Plan to the Corporation or (ii) is required to comply with new or changed legal requirements applicable to the Plan, including, but not limited to, Section 409A of the Code.

13.	SUCCESSORS AND ASSIGNS

The Plan shall be binding upon the Corporation, its successors and assigns, and any parent corporation of the Corporation’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Corporation shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.

14.	CHANGE OF CONTROL

Notwithstanding any other provision of the Plan to the contrary, this Section 14 shall apply with respect to the determination of Awards and the payment of Awards following a Change of Control. In the event that the employment of a Participant terminates following a Change of Control, such Participant shall be guaranteed payment of a prorated Award for the Award Year in which the Change of Control occurs based on the Participant’s target bonus for such Award Year. The prorated Award shall be calculated by multiplying the Participant’s target bonus for the applicable Award Year determined under Section 6(a) by a fraction, the numerator of which is the number of full months in the Award Year completed at the effective time of the Change of Control, and the denominator of which is twelve (12). With respect to any Award earned but not yet paid in respect of the Award Year that ended immediately before the Award Year in which a Change of Control that also is a change in the ownership or effective control of Clearwater Paper or a change in the ownership of a substantial portion of the assets of Clearwater Paper as defined in the regulations promulgated under Section 409A of the Code (a “Code Section 409A Change of Control”) occurs, each Participant shall be guaranteed payment of his or her Award determined in accordance with Sections 5 through 8 based on the performance results for the applicable Award Year. Awards paid pursuant to this Section 14 shall be paid in a lump sum in cash upon the earliest of (i) the time prescribed in Sections 5 and 9(a), or (ii) the date the Participant Separates from Service for any reason other than “misconduct,” as defined in Clearwater Paper’s Severance Program for Executive Employees or Salaried Severance Plan, whichever applies to the Participant, or any successor severance plan that applies to the Participant, following the Code Section 409A Change of Control.